Exhibit 99.1
FOR IMMEDIATE RELEASE

Balchem Corporation Announces Second Quarter 2012 Results

New Hampton, NY, August 1, 2012 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended June 30, 2012.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2012	2011
	Unaudited
Net sales	$79,014	$74,687
Gross margin	22,584	21,761
Operating expenses	7,759	7,702
Earnings from operations	14,825	14,059
Other (expense) income	(1)	293
Earnings before income tax expense	14,824	14,352
Income tax expense	4,852	4,780
Net earnings	$9,972	$9,572

Basic net earnings per common share	$0.34	$0.34
Diluted net earnings per common share	$0.33	$0.32

Shares used in the calculation of diluted net earnings per common share	30,273	30,232

For the Six Months Ended June 30,

	2012	2011
	Unaudited
Net sales	$155,217	$147,695
Gross margin	43,742	42,541
Operating expenses	15,242	15,184
Earnings from operations	28,500	27,357
Other income	12	371
Earnings before income tax expense	28,512	27,728
Income tax expense	9,272	9,244
Net earnings	$19,240	$18,484

Basic net earnings per common share	$0.66	$0.65
Diluted net earnings per common share	$0.64	$0.61

Shares used in the calculation of diluted net earnings per common share	30,295	30,162

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Sales

Record net sales of $79.0 million were achieved for the quarter ended June 30, 2012, as all three of our business segments set new quarterly sales records.  This is an increase of 5.8% above the $74.7 million result of the prior year comparative quarter despite the adverse impact of currency translation which reduced net sales by approximately 2.3%. Correspondingly, record second quarter net earnings of $10.0 million were achieved, an increase of $0.4 million, or 4.2% as compared with the same period last year. The $10.0 million generated diluted net earnings of $0.33 per common share versus $0.32 per common share for the prior year comparable period, an increase of 3.1%.

In this second quarter of 2012, sales of the Food, Pharma & Nutrition segment were a record $11.8 million, which was an 8.1% improvement over the prior year comparable quarter. We realized very strong double digit growth in sales of our human choline and Vitashure products for nutritional enhancement, but we also realized a comparative quarter decline in the food sector of encapsulated ingredients for the prepared food, preservation and confection markets, which were soft compared to a very strong second quarter in 2011. However, this food result is a 12.7% improvement on a sequential quarterly basis, as we are seeing more conversion of pipeline accounts. Earnings from operations for this segment increased by approximately 19.7% to $3.4 million, reflecting a favorable product mix and a favorable earnings impact of the previously noted discontinued calcium product line.

  The ARC Specialty Products segment also generated record quarterly sales of $12.5 million, an increase of 3.6% from the comparable prior year quarter. This increase was principally the result of continued sales strength of ethylene oxide for medical device sterilization and of propylene oxide for nut meat and spice fumigation. Earnings from operations for this segment, at $4.8 million improved 6.8% from the prior year comparable quarter, due to increased volumes and a favorable product mix.

Sales of the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized a quarterly record $54.8 million, an increase of 5.8%, or $3.0 million from the prior year comparable quarter. Product mix was significant in these results as our ANH specialty ingredients, largely targeted to ruminant production animal markets, realized approximately 36% sales growth, principally from sales of Reashure® and our Aminoshure® products. Dairy economics continue to support strong demand for these products despite the increasing challenges of production animal feed/ration prices. Forecasted higher feed prices in the second half of 2012 are expected to result in lower milk production due to ration changes but should support continued utilization of our products as herd managers will still look to maximize results of production animals. As mentioned in a previous press release, in order to support expected growth, a new manufacturing facility in Virginia is being constructed. This expansion will more than double output capacity for our rumen stable products and is scheduled to be commissioned later this fall. During the quarter, the Company announced a decision to suspend sales of its AminoShure®-L, 52% lysine (the “Product”). There were no safety concerns relating to the Product; however, research indicated that the lysine bioavailability of the Product was lower than originally designed and projected, hence found to not meet our internal expectations. The negative impact of suspending this Product was approximately $1.0 million in the quarter, at the sales and earnings from operations levels.

Balchem Corporation (NASDAQ:BCPC)

Our global feed grade choline sales were up 3.4% from the prior year comparable quarter, principally a result of higher average selling prices due to increasing raw material costs.  These cost increases did however begin to subside, but not until very late in the quarter. Choline volumes sold, which track closely with broiler chick placements and egg sets, were lower in North America in the second quarter due to continued high grain prices, weakness in U.S. consumer demand and exportation of finished birds.  Currently, the USDA forecast for broiler meat production is for a less rapid recovery in the second half of 2012 and only slight growth in 2013. Sales of industrial grade products for fracking continue to be steady as sales were flat with the prior year quarter but, on a sequential basis, they improved 14%, particularly due to volume. Earnings from operations for the entire ANH segment were $6.6 million as compared to $6.7 million in the prior year comparable quarter, reflecting the previously noted product mix factor as earnings were unfavorably impacted by the Product sales suspension discussed above, increases in key raw materials and choline demand levels of North American poultry producers, but did reflect a 5.6% improvement sequentially over the first quarter 2012.

Consolidated gross margin for the quarter ended June 30, 2012 improved to $22.6 million, as compared to $21.8 million for the prior year comparable period. Gross margin percentage declined slightly to 28.6% of sales as compared to 29.1% in the prior year comparative period, principally due to the previously mentioned raw material cost increases and the Product sales suspension decision. Operating (Selling, R&D, and General and Administrative) expenses at $7.8 million were flat with the prior year comparable quarter, declining as a percentage of sales to 9.8% from 10.3%. The other income decline of $294 on the quarterly comparative is primarily the result of the prior year’s second quarter net gain of $188 related to the sale of a non-core calcium carbonate product line and less favorable fluctuations in foreign currency exchange rates between the U.S. dollar (the reporting currency) and functional foreign currencies. Our effective tax rate for the three months ended June 30, 2012 and 2011 was 32.7% and 33.3%, respectively. This decrease in the effective tax rate is primarily attributable to a change in apportionment relating to state income taxes.

The company continues to maintain and grow a solid financial structure. Diligent working capital controls, particularly effective inventory and accounts receivable management, contribute strongly to the business performance. The $168.3 million of net working capital on June 30, 2012 included a cash balance of $138.1 million, up from $114.8 million at December 31, 2011.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These record second quarter achievements are a result of our strong underlying focus on generating sustainable sales growth in each of our core business segments, and reflect the value of our diversified portfolio. Certain fluctuations of any particular product will occur, like our food encapsulates or feed grade choline, and the ANH Product suspension, but understanding why and staying focused on market trends allow us to respond to cautious actions by our customers in these economically challenging times. As previously noted, constant development of pipeline products, customers and prospects have continued to fuel the growth noted in this record quarter. We continue to focus on expense management, capitalizing on logistic opportunities of our production and distribution systems to deliver cost competitive or advantaged solutions to our customers. Our balance sheet has continued to strengthen, contributing to our strategic ability to also grow through acquisitions or partnership ventures.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Wednesday, August 1, 2012 at 11:00 AM Eastern Time (ET) to review second quarter 2012 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, August 17, 2012. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #397924. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
ARC Specialty Products	$12,457	$12,026	$24,714	$23,319
Food, Pharma & Nutrition	11,776	10,897	22,513	21,927
Animal Nutrition & Health	54,781	51,764	107,990	102,449
Total	$79,014	$74,687	$155,217	$147,695

Business Segment Earnings:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
ARC Specialty Products	$4,849	$4,542	$9,578	$8,918
Food, Pharma & Nutrition	3,389	2,832	6,098	5,344
Animal Nutrition & Health	6,587	6,685	12,824	13,095
Interest and other (expense) income	(1)	293	12	371
Total	$14,824	$14,352	$28,512	$27,728

Selected Balance Sheet Items
	June 30	December 31,
	2012	2011
Cash and Cash Equivalents	$138,060	$114,781
Accounts Receivable	36,847	34,433
Inventories	20,095	18,637
Other Current Assets	3,257	7,889
Total Current Assets	198,259	175,740

Property, Plant, & Equipment (net)	44,329	44,282
Other Assets	49,723	51,695
Total Assets	$292,311	$271,717

Current Liabilities	$29,968	$30,913
Long-Term Obligations	8,163	8,795
Total Liabilities	38,131	39,708

Stockholders' Equity	254,180	232,009

Total Liabilities and Stockholders' Equity	$292,311	$271,717

Balchem Corporation (NASDAQ:BCPC)

Condensed Consolidated Statements of Cash Flows	Six Months Ended
	June 30,
	2012	2011

Cash flows from operating activities:
Net earnings	$19,240	$18,484

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,806	4,492
Stock compensation expense	1,946	1,934
Shares issued under employee benefit plans	310	293
Deferred income tax expense	(828)	(976)
Foreign currency transaction loss	68	92
Loss on impairment of assets	-	94
Changes in assets and liabilities
Accounts receivable	(2,784)	(5,783)
Inventories	(1,537)	(2,973)
Prepaid expenses and other current assets	515	955
Accounts payable and accrued expenses	2,632	641
Income taxes	6,753	(354)
Other	102	218
Net cash provided by operating activities	31,223	17,117

Cash flows from investing activities:
Capital expenditures	(3,198)	(3,210)
Proceeds from sale of property, plant and equipment	-	28
Intangible assets acquired	(10)	(3)
Net cash used in investing activities	(3,208)	(3,185)

Cash flows from financing activities:
Proceeds from long-term debt	178	-
Principal payments on long-term debt	(695)	(790)
Proceeds from stock options exercised and restricted shares purchased	877	2,314
Excess tax benefits from stock compensation	1,182	1,282
Dividends paid	(5,237)	(4,310)
Purchase of treasury stock	(964)	(108)
Net cash used in financing activities	(4,659)	(1,612)

Effect of exchange rate changes on cash	(77)	169

Increase in cash and cash equivalents	23,279	12,489

Cash and cash equivalents beginning of period	114,781	77,253
Cash and cash equivalents end of period	$138,060	$89,742